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                                                                 Exhibit (a)(11)
                                                              File No. 005-54629

                          CASTLE CREEK PARTNERS, L.P.
                  ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR
                   BOSTON CELTICS LIMITED PARTNERSHIP UNITS

     March 5 1999. Boston, Massachusetts. Castle Creek Partners, L.P., a privately owned limited partnership, announced the final results of its tender offer to purchase up to 430,000 limited partnership units of Boston Celtics Limited Partnership (NYSE: BOS), which expired at 5:00 P.M., New York City time, on March 1, 1999.

     Castle Creek accepted for payment 430,000 Boston Celtics Limited Partnership units. Because 827,837 units were validly tendered and not withdrawn, units tendered were pro-rated. The final pro-ration factor is 0.519425925, as determined by ChaseMellon Shareholder Services, L.L.C., the depositary for the tender offer. Payment for units accepted, and return of all other units tendered, will be made promptly.